Filed Pursuant to Rule 424(b)(2)
Registration No. 333-130074

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 14, 2007.

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No.

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$
Basket Linked Notes due      , 2008
(Linked to a Basket of the S&P 500® Index, the MSCI® EAFE Index, the iShares® MSCI Emerging Markets Index Fund and the TOPIX® Index)

     The amount that you will be paid on your notes on the stated maturity date, which will be set on the trade date, and is expected to be between 12 and 13 months after the original issue date (unless extended due to market disruption, currency disruption or non-business days), will be determined with reference to the performance of a weighted basket consisting of (1) the S&P 500® Index, (2) the MSCI® EAFE Index, (3) the iShares® MSCI Emerging Markets Index Fund, an exchange traded fund, and (4) the TOPIX® Index (in this case with reference to the U.S. Dollar value of the performance of the TOPIX® Index as described in this prospectus supplement) during the period from the trade date ( , 2007) to the determination date (expected to be the tenth trading day prior to the stated maturity date, unless extended due to market disruption, currency disruption or non-business days). We refer to the S&P 500® Index, MSCI® EAFE Index and the TOPIX® Index collectively as the “indices”. We refer to the iShares® MSCI Emerging Markets Index Fund, an exchange traded fund, as the “iShares® Fund”.
     On the stated maturity date, you will receive the following for each of your notes:
•	if the basket return is positive (i.e. greater than zero) (1) the face amount plus (2) the face amount multiplied by the basket return, subject to a cap on the positive basket return which will be determined on the trade date and is expected to be between 7.0% and 7.25%.

•	If the basket return is equal to or less than zero, the face amount.
     The maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note (the minimum denomination) is limited to $ (an amount to be determined on the trade date, expected to be between 107.0% and 107.25% of the face amount). The notes bear no interest and no other payments will be made prior to the stated maturity date. In no event will you receive less than 100% of the face amount of your notes at maturity.
     The cap on the basket return will be determined on the trade date and is expected to be between 7.0% and 7.25%. The basket return is determined by dividing (i) the final basket level minus the initial basket level by (ii) the initial basket level, expressed as a percentage.
     The initial basket level will be set at USD 100. The initial weighted value for each of the basket components will be determined on the trade date by multiplying the initial weight of the basket component by the initial basket level. The expected initial weight of each basket component is indicated below.
     The final basket level will equal the sum of the following: (1) the final index level of the S&P 500® Index divided by the initial index level of the S&P 500® Index multiplied by the initial weighted value of the S&P 500® Index; (2) the final index level of the MSCI® EAFE Index divided by the initial index level of the MSCI® EAFE Index multiplied by the initial weighted value of the MSCI® EAFE Index; (3) the final iShares® Fund level divided by the initial iShares® Fund level multiplied by the initial weighted value of the iShares® Fund; and (4) the final index level of the TOPIX® Index divided by the initial index level of the TOPIX® Index multiplied by the initial weighted value of the TOPIX® Index (in this case with reference to the U.S. dollar value of the performance of the TOPIX® Index as described in this prospectus supplement). The initial level of each basket component will be set on the trade date. The final level will equal, with respect to each index, the closing level of such index on the determination date (in the case of the TOPIX® Index converted into U.S. dollars at the final foreign exchange rate) and, with respect to the iShares® Fund, the closing price of one share of the iShares® Fund on the determination date.
     The return on your notes with respect to the S&P 500® Index, the iShares® Fund and the MSCI® EAFE Index will reflect only the percentage change, if any, of such basket components from the trade date to the determination date, subject to the initial weightings of the basket components in the basket, and will not be adjusted for any change in the value of the U.S. dollar versus any local currency.
     The performance of the TOPIX® Index will be equal to the increase or decrease in the U.S. dollar value of such index from the trade date to the determination date determined by converting the value of the TOPIX® Index from Japanese yen into U.S. dollars on the trade date and on the determination date. The return on the portion of the basket return linked to the TOPIX® Index, and thus the return on your notes, will reflect changes in the value of the TOPIX® Index and in the exchange rate between the U.S. dollar and the Japanese yen to the extent of the weighting of the TOPIX® Index in the basket.

Expected Initial
Basket Component	Weighting in Basket
S&P500® Index	60.00%
MSCI® EAFE Index	25.00%
iShares® Fund	10.00%
TOPIX® Index	5.00%
     Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-19.
     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Notes” on page S-11 so that you may better understand those risks.
Original issue date (settlement date):            , 2007
Original issue price: 100% of the face amount
Net proceeds to The Goldman Sachs Group, Inc.: % of the face amount
Underwriting discount: % of the face amount
     The issue price, underwriting discount and net proceeds listed above relate to the offered notes we sold on      , 2007. We may decide to sell additional offered notes after that date but prior to the settlement due, at an issue price (and underwriting discount and net proceeds) that differs from the price above.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amended prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated      , 2007.

     “Standard & Poor’s 500®”, “S&P®”, “Standard & Poor’s®” and “S&P 500®” are trademarks of McGraw-Hill Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.
     MSCI® is a registered trademark of Morgan Stanley Capital International Inc. The notes are not sponsored, endorsed, sold or promoted by Morgan Stanley Capital International Inc., and Morgan Stanley Capital International Inc. makes no representation regarding the advisability of investing in the notes.
     “iShares®“ is a registered mark of Barclay’s Global Investors, N.A. (“BGI”). The notes are not sponsored, endorsed, sold or promoted by BGI, its affiliate Barclay’s Global Fund Advisors (“BGFA”), or the iShares® Fund. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owner of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with our use of information about the iShares® Funds.
     The copyright of TOPIX® and other intellectual property rights related to “TOPIX®”, “TOPIX® Index” and “TOPIX® Sector Index” belong solely to the Tokyo Stock Exchange (“TSE”). No transactions relating to a TSE Index are in any way sponsored, endorsed or promoted by the TSE and the TSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of any TSE Index or the figure at which any TSE Index stands on any particular day or otherwise. Each TSE Index is compiled and calculated solely by the TSE. However, the TSE shall not be liable to any person for any error in any TSE Index and the TSE shall not be under any obligation to advise any person, including a purchaser or vender of any transactions, of any error therein. The TSE gives no assurance regarding any modification or change in any methodology used in calculating any TSE Index and the TSE is under no obligation to continue the calculation, publication and dissemination of any TSE Index.

SUMMARY INFORMATION

     We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-19. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Basket components: the S&P 500® Index (Bloomberg: “SPX”), the MSCI® EAFE Index (Bloomberg: “MXEA”), the iShares® Fund (Bloomberg: “EEM”); and the TOPIX® Index (Bloomberg: “TPX”)
Foreign exchange rate: JPY/USD. In this prospectus supplement when we refer to “USD” and “JPY”, we mean U.S. dollar and Japanese yen, respectively
Initial foreign exchange rate (to be determined on the trade date):
Final foreign exchange rate: the spot foreign exchange rate specified on the Reuters FEDSPOT page (or any successor or replacement service or page) at 12:00 noon, New York City time, on the determination date (other than when a currency disruption event shall have occurred or be continuing)
Face amount: each note will have a face amount equal to $1,000, $        in the aggregate for all the offered notes. The aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement
Initial index level (to be determined on the trade date): for the S&P 500® Index,        for the MSCI® EAFE Index and            for the TOPIX Index®; with respect to the TOPIX Index®, the initial index level will be converted into U.S. dollars at the initial foreign exchange rate
Initial iShares® Fund level (to be determined on the trade date): the initial iShares® Fund level will be the closing price of one share of the iShares® Fund on the trade date
Final index level: with respect to the S&P 500® Index, the closing level of the S&P 500® Index on the determination date; with respect to the MSCI® EAFE Index, the closing level of the MSCI® EAFE Index on the determination date; with respect to the TOPIX® Index, the closing level of the TOPIX® Index on the determination date converted into U.S. dollars at the final foreign exchange rate; in each case, as calculated and published by the respective index sponsors
Final iShares® Fund level: the final iShares® Fund level will be the closing price of one share of the iShares® Fund on the determination date
Initial basket level: the initial basket level will be set at USD 100
Initial weighted value: the initial weighted value for each of the basket components will be determined on the trade date by multiplying the initial weight of the basket component by the initial basket level. The initial weight of each basket component will be determined on the trade date and may be different than the levels shown in the table below:

Expected Initial
Basket Component	Weighting in Basket
S&P500® Index	60.00%
MSCI® EAFE Index	25.00%
iShares® Fund	10.00%
TOPIX® Index	5.00%
Final basket level: the final basket level will equal the sum of the following: (1) the final index level of the S&P 500® Index divided by the initial index level of the S&P 500® Index multiplied by the initial weighted value of the S&P 500® Index; (2) the final index level of the MSCI® EAFE Index divided by the initial index level of the

MSCI® EAFE Index multiplied by the initial weighted value of the MSCI® EAFE Index; (3) the final iShares® Fund level divided by the initial iShares® Fund level multiplied by the initial weighted value of the iShares® Fund; and (4) the final index level of the TOPIX® Index divided by the initial index level of the TOPIX® Index multiplied by the initial weighted value of the TOPIX® Index
Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Payment amount: on the stated maturity date, for each of your notes we will pay you an amount, if any, in cash equal to:
•	if the basket return is positive (i.e. greater than zero) (1) the face amount plus (2) the face amount multiplied by the basket return, subject to a cap on the positive basket return which will be determined on the trade date and is expected to be between 7.0% and 7.25%; or
•	if the basket return is equal to or less than zero, the face amount
Cap (to be determined on the trade date): expected to be between 7.0% and 7.25%
Trade date:     , 2007
Stated maturity date (to be determined on the trade date): expected to be between 12 and 13 months after the original issue date, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-21
Determination date (to be determined on the trade date): expected to be the date that is the tenth trading day prior to      , unless postponed with respect to any basket component as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-21 and “— Consequences of a Market Disruption Event or Currency Disruption Event” on page S-22
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system
Calculation agent: Goldman Sachs & Co.
Business day: as described on page S-24
Trading day: as described on page S-24

Q&A
How Do The Notes Work?
     The notes offered by this prospectus supplement will have a stated maturity date expected to be between 12 and 13 months after the original issue date. The stated maturity date will be determined on the trade date. The return on the notes will be linked to the performance of a weighted basket of the following four basket components, with each basket component having an expected relative weighting as follows: 60.00% for the S&P 500® Index, 25.00% for the MSCI® EAFE Index, 10.00% for the iShares® Fund and 5.00% for the TOPIX® Index. Because the basket components are not equally weighted, even if a majority of the levels of the basket components increase, a decrease in one or more of the other levels of the basket components may offset those increases. In addition, the return on the portion of the basket linked to the TOPIX® Index will also reflect changes in the exchange rate between the U.S. dollar and the Japanese yen. As a result, any appreciation of the U.S. dollar against the Japanese yen could adversely impact the return on your notes. The notes will not bear interest and no other payments will be made on your notes prior to the stated maturity date. See “Additional Risk Factors Specific to Your Notes” on page S-11.
     The calculation agent will determine the final level for each basket component, which, with respect to each index, will be the closing level of such index on the determination date (in the case of the TOPIX® Index converted to U.S. dollars at the final foreign exchange rate) and, with respect to the iShares® Fund, the closing price of one share of the iShares® Fund on the determination date. The calculation agent will also determine the final foreign exchange rate, which will be the spot foreign exchange rate corresponding to the Japanese yen as specified on Reuters FEDSPOT page (or any successor or replacement service or page) at 12:00 noon, New York City time on the determination date (other than when a currency disruption event shall have occurred).
Which Key Terms Have Not Been Set?
     We have not set some key terms, and we will not set those terms until the trade date. These include:
•	the cap on the basket return;
•	the initial weights;
•	the initial weighted values;
•	the initial foreign exchange rate;
•	the determination date;
•	the stated maturity date; and
•	the initial levels of the basket components.
     We will set these terms on the trade date, and each of them could significantly affect the amount, if any, you will receive on the stated maturity date.
Who Should Or Should Not Consider An Investment In The Notes?
     We have designed the notes for investors who want to participate, on a 1-to-1 basis, in the potential increase in a weighted basket of three global equity indices and one exchange traded fund, subject to a cap on the positive basket return expected to be between 7.0% and 7.25% (to be set on the trade date), while protecting their entire investment against a negative basket return.
     If the amount payable on your notes on the stated maturity date is the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes — Your Notes Do Not Bear Interest” on page S-11.
What Will I Receive On The Stated Maturity Date Of The Notes?
     The payment amount for each of your notes on the stated maturity date will be an amount in cash calculated in a manner specified on the front cover page of this prospectus supplement.
     As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-19.
What Will I Receive If I Sell The Notes Prior To The Stated Maturity?
     If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates, currency exchange rates and the volatility of the basket components. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, the Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” on page S-11 and “—The Market Value of Your Notes May Be Influenced By Many Factors” on page S-14.
Who Publishes The Basket Components And What Does Each Basket Component Measure?
     Please see “The Basket Components” on page S-29 for a description of these basket components.
What About Taxes?
     The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.
     For further discussion, see “Supplemental Discussion of Federal Income Tax Consequences” beginning on page S-39.

HYPOTHETICAL EXAMPLES
     The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket returns on the determination date could have on the payment amount, assuming all other variables remain constant.
     We have assumed for the following table, chart and examples that the closing levels of the basket components on the determination date will be the same as they are on the stated maturity date. We have also assumed the cap on the basket return is 7.1%. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-11.
     The following table, chart and examples are based on basket component returns that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your notes; no one can predict what the value of the basket components will be on the determination date. The actual levels of the basket components have been highly volatile — meaning that such levels have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted. The final basket level can appreciate or depreciate due to changes in any of the levels of the basket components.
     Moreover, we have not yet set the initial levels of the basket components and the initial foreign exchange rate which will be used to convert the initial index level for the TOPIX® Index into U.S.dollars. We will not do so until the trade date. As a result, the actual initial levels of the basket components and the initial foreign exchange rate may differ substantially from current levels of the basket components and the current foreign exchange rate. They may also differ substantially from the levels of the basket components and the foreign exchange rate at the time you purchase your notes.
     For these reasons, the actual performance of the basket components over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the basket components shown elsewhere in this prospectus supplement. For information about the level of the basket components during recent periods, see “The Basket Components — Historical Closing Levels of the Basket Components” on page S-33. Before investing in the offered notes, you should consult publicly available news sources to determine the levels of the basket components between the date of this prospectus supplement and your purchase of the offered notes.
     Unless otherwise specified, the table, chart and examples below also assume that there is no change in or affecting the composition of the stocks in each of the basket components, the foreign exchange rate or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any stock in a particular basket component, and that no market disruption event or, in the case of the TOPIX® Index, currency disruption event occurs with respect to any basket component.
     The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final Basket Level
as Percentage of	Hypothetical Payment Amount as
Initial Basket Level	Percentage of Face Amount
150.00%	107.10%
130.00%	107.10%
120.00%	107.10%
110.00%	107.10%
108.00%	107.10%
107.10%	107.10%
105.00%	105.00%
103.00%	103.00%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
85.00%	100.00%
75.00%	100.00%
70.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%
     The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the X-Axis and based on an assumed cap on the basket return of 7.1%. The chart shows that any hypothetical final basket level of less than 100.0% of the initial basket level (the section left of the 100.0% marker on the X-Axis) would result in a hypothetical payment amount of 100% of the face amount of your notes.
     The final basket level will be determined by the performance of each of the basket components as determined on the determination date. The examples below demonstrate how these factors may affect the payment amount that the holder of each note will receive on the stated maturity date, expressed as a percentage of the face amount and based on an assumed cap on the basket return of 7.1%. Examples I through IV assume that the foreign exchange rate between the Japanese yen and the U.S. dollar is the same on the trade date and on the determination date, while examples V and VI illustrate how a fluctuation in such foreign exchange rate may affect the payment amount that the holder of each note will receive on the stated maturity date.

Example I:	All four basket component returns are positive. The basket return (10%) is greater than the cap return (7.1%). The payment amount is 107.1% of the face amount of your notes.

		MSCI®
	S&P 500®	EAFE		TOPIX®
	Index	Index	iShares® Fund	Index
Initial level of the basket component	1,500.00	2,210.00	125.00	1,755.00
Initial weight (%)	60.00	25.00	10.00	5.00
Final level of the basket component	1,650.00	2,431.00	137.50	1,930.50
Initial basket level				100.00
Final basket level				110.00
Basket return				10.00%
Payment amount as percentage of face amount				107.10%

Example II:	All four basket component returns are positive. The basket return (5%) is less than the cap return (7.1%). The payment amount is 105% of the face amount of your notes.

		MSCI®
	S&P 500®	EAFE		TOPIX®
	Index	Index	iShares® Fund	Index
Initial level of the basket component	1,500.00	2,210.00	125.00	1,755.00
Initial weight (%)	60.00	25.00	10.00	5.00
Final level of the basket component	1,575.00	2,320.50	131.25	1,842.75
Initial basket level				100.00
Final basket level				105.00
Basket return				5.00%
Payment amount as percentage of face amount				105.00%

Example Ill:	The returns on the MSCI® EAFE Index and the iShares® Fund are positive and the returns on the S&P 500® Index and the TOPIX® Index are negative. The final basket level is less than the initial basket level and the payment amount is 100% of the face amount of your notes.

		MSCI®
	S&P 500®	EAFE		TOPIX®
	Index	Index	iShares® Fund	Index
Initial level of the basket component	1,500.00	2,210.00	125.00	1,755.00
Initial weight (%)	60.00	25.00	10.00	5.00
Final level of the basket component	1,050.00	2,873.00	162.50	1,228.50
Initial basket level				100.00
Final basket level				91.00
Basket return				-9.00%
Payment amount as percentage of face amount				100.00%

Example IV:	All four basket component returns are negative. The final basket level is less than the initial basket level and the payment amount is 100% of the face amount of your notes.

		MSCI®
	S&P 500®	EAFE		TOPIX®
	Index	Index	iShares® Fund	Index
Initial level of the basket component	1,500.00	2,210.00	125.00	1,755.00
Initial weight (%)	60.00	25.00	10.00	5.00
Final level of the basket component	750.00	1,105.00	62.50	877.50
Initial basket level				100.00
Final basket level				50.00
Basket return				-50.00%
Payment amount as percentage of face amount				100.00%

Example V:	The returns of the MSCI® EAFE Index, the iShares® Fund, and S&P 500® Index are zero. The return on the TOPIX® Index is positive (5%), but the Japanese yen weakens versus the U.S. dollar from 120 JPY/USD to 140 JPY/USD. The final basket level is less than the initial basket level and the payment amount is 100% of the face amount of your notes.

		MSCI®
	S&P 500®	EAFE		TOPIX®
	Index	Index	iShares® Fund	Index
Initial level of the basket component	1,500.00	2,210.00	125.00	1,755.00
Initial weight (%)	60.00	25.00	10.00	5.00
Final level of the basket component	1,500.00	2,210.00	125.00	1,842.75
Initial basket level				100.00
Final basket level				99.50
Basket return				-0.50%
Payment amount as percentage of face amount				100.00%

Example VI:	The returns of the MSCI® EAFE Index, the iShares® Fund, S&P 500® Index, and the TOPIX® Index are zero, but the Japanese yen strengthens versus the U.S. dollar from 120 JPY/USD to 100 JPY/USD. The basket return (1%) is less than the cap return (7.1%). The payment amount is 101% of the face amount of your notes.

		MSCI®
	S&P 500®	EAFE		TOPIX®
	Index	Index	iShares® Fund	Index
Initial level of the basket component	1,500.00	2,210.00	125.00	1,755.00
Initial weight (%)	60.00	25.00	10.00	5.00
Final level of the basket component	1,500.00	2,210.00	125.00	1,755.00
Initial basket level				100.00
Final basket level				101.00
Basket return				1.00%
Payment amount as percentage of face amount				101.00%

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

     An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying stocks, i.e., the stocks comprising the basket components to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price
     The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.
     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Factors” below.
     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
     There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “—Your Notes May Not Have an Active Trading Market” below.
The Potential Return on Your Notes Is Limited
     The cap on the basket return will be set on the trade date and is expected to be between 7.0% and 7.25% If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1-to-1 basis, subject to the cap on the basket return of between 7.0% and 7.25%. As a result of the cap on the basket return, you will not benefit from any positive basket return in excess of between 7.0% and 7.25%.
     If the basket return exceeds the cap, your return on the notes at maturity will be less than the return on a direct investment in the stocks included in the basket components without taking into account dividends and taxes and other costs related to such a direct investment.
Your Notes Do Not Bear Interest
     You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Lower Performance of One Basket Component May Offset an Increase In The Other Basket Components
     The basket is comprised of three global equity indices and one exchange traded fund which are not equally weighted. Declines in the level of one basket component may offset increases in the levels of the other basket components. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
     At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.
The Return On Your Notes Will Not Reflect Any Dividends Paid On The Stocks Comprising the Basket Components
     Each index sponsor calculates the level of the applicable index by reference to the prices of the stocks included in the relevant index, without taking account of the value of dividends paid on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each index and received the dividends paid on those stocks.
     However, for all four basket components, you will not receive any dividends that may be paid on any of the stocks comprising the basket components by the issuers of such stocks. See “— You Have No Shareholder Rights Or Rights To Receive Any Stock” below for additional information.
The Payment Amount of Your Notes is Not Linked to the Levels of the Basket Components at any Time Other Than the Determination Date
     The final index levels and the final iShares® Fund level will be based on the closing level of the indices and the closing price of one share of the iShares® Fund, respectively, on the determination date (subject to adjustments as described under “Specific Terms of Your Notes— Payment of Principal on Stated Maturity Date— Determination Date ” below). Therefore, if the closing level of any of the indices or the closing price of one share of the iShares® Fund dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been linked to the closing levels of the indices or the closing price of one share of the iShares® Fund prior to such drop. Although the actual levels of the basket components on the stated maturity date or at other times during the life of your notes may be higher than the closing level of the indices and the closing price of one share of the iShares® Fund, respectively, on the determination date, you will not benefit from the closing levels of the indices or the closing price of one share of the iShares® Fund at any time other than the determination date.
The Correlation Between the Performance of the iShares® Fund and the Performance of the MSCI Emerging Market IndexSM May Be Imperfect
     The iShares® Fund uses a representative sampling strategy to track the performance of the MSCI Emerging Markets IndexSM underlying the iShares® Fund which may give rise to tracking error, i.e., the discrepancy between the performance of the MSCI Emerging Markets IndexSM and the performance of the iShares® Fund. In addition, because the shares of the iShares® Fund are traded on the New York Stock Exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Fund may differ from the net asset value per share of the iShares® Fund. Because of the potential discrepancies identified above, the iShares® Fund return may not correlate perfectly with the return on the MSCI Emerging Market IndexSM over the same period. For more information, see “The Basket Components — The iShares® MSCI Emerging Markets Index Fund” on page S-32.
An Investment In The Offered Notes Is Subject To Risks Associated With Foreign Securities Markets
     The MSCI Emerging Markets IndexSM, which underlies the iShares® Fund, consists of twenty-five emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. The TOPIX® Index includes stocks issued by foreign companies in Japan. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities market comprising the MSCI Emerging Market IndexSM and the TOPIX® Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
     Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
     Because foreign exchanges may be open on days when the iShares® Fund is not traded, the value of the securities underlying the iShares® Fund may change on days when shareholders will not be able to purchase or sell the iShares® Fund’s shares.
     The countries whose indices are represented by the MSCI Emerging Markets IndexSM include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The Return on Your Notes is Subject to Currency Exchange Rate Risk With Respect to the TOPIX® Index
     The performance of the TOPIX® Index included in the basket will be equal to the increase or decrease in the U.S. dollar value of such index from the trade date to the determination date determined by converting the value of the TOPIX® Index from Japanese yen into U.S. dollars on the trade date and on the determination date, respectively. Therefore, fluctuations in the foreign exchange rate between the Japanese yen (in which the TOPIX® Index is denominated) and the U.S. dollar (in which your notes are denominated) could affect the market value of your notes, the level of the basket and the amount payable at maturity, to the extent of the weighting of the TOPIX Index in the basket. For example, if the U.S. dollar appreciates relative to the TOPIX® Index, the market value of your notes could decrease, and conversely, if the U.S. dollar depreciates relative to the TOPIX® Index, the market value of your notes could increase.
     The foreign exchange rate varies over time, and may vary considerably during the life of your notes. Changes in the exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions in Japan and the United States, including economic and political developments in other countries. Of particular importance are:
•	rates of inflation;
•	interest rate levels;
•	the balances of payments among countries;
•	the extent of governmental surpluses or deficits in Japan and the United States; and
•	other financial, economic, military and political factors.

     All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries important to international trade and finance.
     The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the basket or other de facto restrictions on the repatriation of U.S. dollars, such as a currency disruption event (as defined under “Specific Terms of Your Notes — Special Calculation Provisions’’ below).
The Return On Your Notes With Respect to the MSCI® EAFE Index Will Depend On Changes In The Index Level of the MSCI® EAFE Index And Will Not Be Adjusted For Changes In U.S. Dollar Foreign Currency Exchange Rates
     Although the index stocks underlying the MSCI® EAFE Index are traded in currencies other than U.S. dollars and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity will not be adjusted for changes in the U.S. dollar foreign currency exchange rates relating to index stocks underlying the MSCI® EAFE Index. The payment amount on the stated maturity date with respect to the MSCI® EAFE Index will be based solely upon the overall change in the index level of the MSCI® EAFE Index during the life of your notes up to the determination date. Changes in foreign currency exchange rates, however, may reflect changes in the European, Australian and Far East economies that, in turn, may affect the final index level of the MSCI® EAFE Index.
The Market Value of Your Notes May Be Influenced By Many Factors
     The following factors, many of which are beyond our control, will influence the value of your notes:
•	the level of the basket;
•	the volatility — i.e., the frequency and magnitude of changes — of the levels of the basket components;
•	the dividend rates of the stocks underlying the basket components;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the basket components, and which may affect the level of the basket;
•	interest and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.
     These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket components based on their historical performance.
The Calculation Agent Can Postpone the Stated Maturity Date If a Market Disruption Event or Currency Disruption Event Occurs
     If the calculation agent determines that, on the determination date, a market disruption event, or in the case of the TOPIX® Index, a currency disruption event, has occurred or is continuing with respect to any basket component, the determination date for such basket component will be postponed until the first trading day on which no market disruption event or currency disruption event occurs or is continuing with respect to such basket component. As a result, the stated maturity date for your notes will also be postponed, although not by more than ten business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. In addition, in the event the determination date is postponed for any basket component, we will still use the final index levels or the final iShares® fund level, as the case may be, for the unaffected basket components on the originally scheduled determination date for the purposes of determining the basket return. Moreover, if the closing level of any of the basket components comprising the basket is not available on the determination date because of a continuing market disruption event, currency disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the basket components or, with respect to the TOPIX® Index, the foreign exchange rate at that time.
If The Levels of The Basket Components Change, The Market Value Of Your Notes May Not Change In The Same Manner
     Your notes may trade quite differently from the performance of the basket components comprising the basket. Changes in the levels of those basket components may not result in a comparable change in the market value of your notes. In part, this is because of the weightings assigned to the basket components and because your notes are subject to a cap on the basket return of between 7.0% and 7.25%. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced By Many Factors” above.
Trading and Other Transactions By Goldman Sachs In Instruments Linked To The Basket Components Or The Basket Component Stocks May Impair The Value Of Your Notes
     As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the basket components. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the basket components or the stocks in those basket components, which we refer to as basket component stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level of one or more of the basket components. Any of these hedging activities may adversely affect the levels of one or more of the basket components — directly or indirectly by affecting the price of the basket component stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.
     Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket component stocks or instruments whose returns are linked to any of the basket component or basket component stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or more of the basket components — directly or indirectly by affecting the price of the basket component stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the basket components or one or more of the basket component stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.
You Have No Shareholder Rights or Rights To Receive Any Stock
     Investing in your notes will not make you a holder of any of the stocks underlying the basket components. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlying stocks.
Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us
     As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket components and in the basket component stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the basket components, could be adverse to your interests as a beneficial owner of your notes.
     Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the stocks underlying the indices, the sponsor of the iShares® Fund or issuers of the stocks underlying the iShares® Fund, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the stocks underlying the indices, the sponsor of the iShares® Fund or issuers of the stocks underlying the iShares® Fund and with respect to any of the basket components. Any of these activities by any of our affiliates may affect the level of one or more of the basket components and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority To Make Determinations That Could Affect The Market Value Of Your Notes, When Your Notes Mature And The Amount You Receive At Maturity
     As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, the determination date and determining whether to postpone the stated maturity date because of a market disruption event or a currency disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of a basket component. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
The Policies of The Index Sponsors And Changes That Affect The Indices Or The Stocks Underlying the Indices Could Affect The Amount Payable On Your Notes And Its Market Value
     The policies of the index sponsors concerning the calculation of the index levels, additions, deletions or substitutions of the stocks underlying the indices and the manner in which changes affecting the stocks underlying the indices or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index levels, could affect the index levels and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if any of the index sponsors changes these policies, for example, by changing the manner in which it calculates the index level, or if any of the index sponsors discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if any of the index levels is not available on the determination date because of a market disruption event, currency disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Basket Components — Discontinuance or Modification

of the Indices” and “— Role of Calculation Agent” below.
The Policies of the iShares® Fund Investment Adviser and Changes that Affect the MSCI Emerging Markets IndexSM Could Affect the Amount Payable on Your Notes and their Market Value
     The policies of the iShares® Fund investment adviser concerning the calculation of the iShares® Fund’s net asset value, additions, deletions or substitutions of securities in the iShares® Fund and the manner in which changes affecting the MSCI Emerging Markets IndexSM are reflected in the iShares® Fund could affect the market price of shares of the iShares® Fund and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the iShares® Fund investment adviser changes these policies, for example, by changing the manner in which it calculates the iShares® Fund’s net asset value, or if the iShares® Fund investment adviser discontinues or suspends calculation or publication of the iShares® Fund’s net asset value, in which case it may become difficult to determine the market value of your notes. If events such as these occur or if the closing price of shares of the iShares® Fund is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the final fund level on the determination date and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Basket Components — De-listing, Discontinuance or Modification of the iShares® Fund” and “— Role of Calculation Agent” below.
Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the iShares® Fund, There is No Affiliation Between the iShares® Fund and Us, and We Are Not Responsible for Any Disclosure by the iShares® Fund
     Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the iShares® Fund, and, at any time, may hold shares of the iShares® Fund. Goldman Sachs is not otherwise affiliated with the iShares® Fund. As we have told you above, we or our affiliates may currently or from time to time in the future engage in business with issuers of the stocks underlying the MSCI Emerging Markets IndexSM. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about any of the underlying stock issuers. You, as an investor in your notes, should make your own investigation into the underlying stock issuers.
     Neither the iShares® Fund nor any of the underlying stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the iShares® Fund nor any of the underlying stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.
Except To The Extent We Are One Of The 500 Companies Whose Common Stock Comprises The S&P 500® Index, There is No Affiliation Between The Issuers Of The Stocks Underlying The Indices Or The Index Sponsors And Us, And We Are Not Responsible For Any Disclosure By The Issuers Of The Stocks Underlying The Indices
     The common stock of Goldman Sachs is one of the 500 Index Stocks comprising the S&P 500® Index. Goldman Sachs is not otherwise affiliated with the issuers of the stocks underlying the indices or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the issuers of the stocks underlying the indices. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices and the issuers of the stocks underlying the indices. You, as an investor in your notes, should make your own investigation into the indices and the issuers of the stocks underlying the indices. See “The Basket Components” below for additional information about the indices.
     Neither the index sponsors nor the issuers of the stocks underlying the indices are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsors nor the issuers of the stocks underlying the indices have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.
Your Notes May Not Have an Active Trading Market
     Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
Certain Considerations For Insurance Companies And Employee Benefit Plans
     Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.
Your Notes Will be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Obligations
     In general, the notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

     Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
     The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes: terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
     In addition to those terms described on the cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:
No interest: we will not pay interest on your notes
Specified currency:
•	U.S. dollars (“$”)
Form of note:
•	global form only: yes, at DTC
•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof
Defeasance applies as follows:
•	full defeasance: no
•	covenant defeasance: no
Other terms:
•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
     Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
     We describe the terms of your notes in more detail below.
Basket Components, Index Sponsors and Basket Component Stocks
     In this prospectus supplement, when we refer to the basket components, we mean the basket components specified on the cover page, or any successor to any of the basket components, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Basket

Components” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the basket component stocks as of any time, we mean the stocks that comprise the basket components as then in effect, after giving effect to any additions, deletions or substitutions.
Payment of Principal on Stated Maturity Date
     On the stated maturity date, we will pay as principal, to the holder of the notes, an amount, if any, in cash equal to:
•	if the basket return is positive (i.e. greater than zero) (1) the face amount plus (2) the face amount multiplied by the basket return, subject to a cap on the positive basket return which will be determined on the trade date and is expected to be between 7.0% and 7.25%; or
•	if the basket return is equal to or less than zero, the face amount;
Basket return
     The cap on the basket return will be determined on the trade date and is expected to be between 7.0% and 7.25%.
     If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1-to-1 basis, subject to the cap, which will be set on the trade date and is expected to be between 7.0% and 7.25%. Consequently, the maximum payment the holder of your notes could receive at maturity is expected to be between 107.0% and 107.25% of the face amount of your notes and the holder of your notes will therefore not benefit from any positive basket return in excess of between 7.0% and 7.25%.
     The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage. The initial basket level will be set at USD 100.
Initial weighted value
     The initial weighted value for each of the basket components will be determined on the trade date by multiplying the initial weight of the basket component by the initial basket level.
Final basket level
     The final basket level will equal the sum of the following: (1) the final index level of the S&P 500® Index divided by the initial index level of the S&P 500® Index multiplied by the initial weighted value of the S&P 500® Index; (2) the final index level of the MSCI® EAFE Index divided by the initial index level of the MSCI® EAFE Index multiplied by the initial weighted value of the MSCI® EAFE Index; (3) the final iShares® Fund level divided by the initial iShares® Fund level multiplied by the initial weighted value of the iShares® Fund; and (4) the final index level of the TOPIX® Index divided by the initial index level of the TOPIX® Index multiplied by the initial weighted value of the TOPIX® Index.
     The expected initial weight and initial weighted value of each basket component is as shown in the table below:

	Initial
	Basket		Initial
	Component	Initial	Weighted
Basket Component	Level	Weight	Value
S&P500® Index		60.00%	USD 60.00
MSCI® EAFE Index		25.00%	USD 25.00
iShares® Fund		10.00%	USD 10.00
TOPIX® Index		5.00%	USD 5.00

Initial Index Level
     The initial index level for each of the indices will be determined on the trade date. With respect to the TOPIX® Index, the initial index level will be converted to U.S. dollars at the initial foreign exchange rate.
Initial iShares® Fund Level
     The initial iShares® Fund level will be determined on the trade date.
Final Index Level
     The final index level for each index will be the closing level of such index on the determination date, in each case as calculated and published by the respective index sponsors. With respect to the TOPIX® Index, the closing level of the TOPIX® Index on the determination date will be converted to U.S. dollars at the final foreign exchange rate.
Final iShares® Fund Level
     The final iShares® Fund level will be the closing price of one share of the iShares® Fund on the determination date.
Stated Maturity Date
     The stated maturity date will be      2008 (to be determined on the trade date) unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the tenth trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the tenth business day following the determination date, provided that the stated maturity date will never be later than the tenth business day after      , 2008 or, if      , 2008 is not a business day, later than the eleventh business day after      , 2008. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event, or in the case of the TOPIX® Index, a currency disruption event, occurs or is continuing on any day that would otherwise be the determination date with respect to any or all of the basket components. We describe market disruption events and currency disruption events under “— Special Calculation Provisions” below.
Determination Date
     The determination date will be determined on the trade date and is expected to be the tenth trading day before      , 2008 unless the calculation agent determines that a market disruption event, or in the case of the TOPIX® Index, a currency disruption event, occurs or is continuing on that designated trading day with respect to any basket component. In that event, the determination date for such basket component will be the first following trading day on which the calculation agent determines that a market disruption event or a currency disruption event, as applicable, does not occur and is not continuing with respect to such basket commodity. In no event, however, will the determination date for any of the basket components be later than the originally scheduled stated maturity date, or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.
Final Foreign Exchange Rate
     The final foreign exchange rate will be determined by the calculation agent to be the spot foreign exchange rate specified on the Reuters FEDSPOT page (or any successor or replacement service or page) at 12:00 noon, New York City time, on the determination date (other than when a currency disruption event shall have occurred or be continuing) or any replacement page or pages as determined by the calculation agent. In the event the foreign exchange rate does not appear on that page, or in the event a currency disruption event shall have occurred or be continuing, then the final foreign exchange rate on the determination date shall be the arithmetic mean, as determined by the calculation agent, of the currency mid-quotations obtained by the calculation agent from as many recognized foreign exchange dealers (which may include the calculation agent or any of its affiliates), but not exceeding three, as will make such mid-quotations available to the calculation agent as of 12:00 noon, New York City time, on the determination date (other than when a currency disruption event shall have occurred or be continuing).

Consequences of a Market Disruption Event or Currency Disruption Event
     As indicated above, if a market disruption event or a currency disruption event occurs or is continuing with respect to any basket component on a day that would otherwise be the determination date for such basket component, then the determination date for such basket component will be postponed to the next trading day on which a market disruption event or a currency disruption event does not occur and is not continuing. In no event, however, will the determination date for any of the basket components be postponed by more than ten business days.
     If the determination date for any of the basket components is postponed to the last possible day, but a market disruption event or a currency disruption event occurs or is continuing on that day, that day will nevertheless be the determination date for such basket component or basket components, as applicable. If the calculation agent determines that any of the basket components comprising the basket are not available on the last possible determination date because of a continuing market disruption event, currency disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the basket components at that time or, with respect to the TOPIX® Index, the foreign exchange rate, as applicable.
     A market disruption event with respect to any basket component will not by itself constitute a market disruption event with respect to the other basket components.
     If a currency disruption event in the case of the TOPIX® Index occurs or is continuing on a day on which a foreign exchange transaction executed on the determination date would otherwise settle, then, if such currency disruption event is continuing on each day up to and including the business day immediately preceding the stated maturity date, the stated maturity date will be postponed to the next trading day following the date on which such currency disruption event ceases, provided that stated maturity date will never be later than the tenth business day after      , 2008 or, if      , 2008 is not a business day, later than the eleventh business day after      , 2008. If the currency disruption event is continuing on the business day immediately preceding the last possible day of the postponed stated maturity date, then the calculation agent will, notwithstanding the availability of a final foreign exchange rate on the determination date, adjust the final foreign exchange rate to reflect a lack of convertibility, based on the calculation agent’s assessment, made in its sole discretion of a lack of convertibility of the applicable currency.
     For the avoidance of doubt, if a currency disruption event constitutes or coincides with any market disruption event, the terms of the notes shall be adjusted by the calculation agent, in its sole discretion to reflect the currency disruption event only after any necessary adjustments have been made as a result of the market disruption event.
Discontinuance or Modification of the Basket Components
Discontinuance or Modification of the Indices
     If any of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
     If the calculation agent determines that the publication of any of the indices is discontinued and there is no successor index, or that the level of any of the indices is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.
     If the calculation agent determines that any index, the stocks comprising any index or the method of calculating any index is changed at any time in any respect — including any split or reverse-split of the index and any addition, deletion or substitution and any reweighting or rebalancing of the stocks underlying the indices and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the stocks underlying the indices or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.
     All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
     De-listing, Discontinuance or Modification of the iShares® Fund
     If the iShares® Fund is de-listed from the New York Stock Exchange, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued iShares® Fund. We refer to any substitute exchange traded fund approved by the calculation agent as a successor fund. If the iShares® Fund is de-listed from the New York Stock Exchange and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of the iShares® Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® Fund. If a successor fund is selected or the calculation agent calculates a level as a substitute for the iShares® Fund, that successor fund or level will be substituted for the iShares® Fund for all purposes of the notes.
     If at any time the index underlying the iShares® Fund is changed in a material respect, or if the iShares® Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the iShares® Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the iShares® Fund or the successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices with reference to the iShares® Fund or the successor fund, as adjusted. Accordingly, if the iShares® Fund or a successor fund is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the iShares® Fund shares or shares of the successor fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.
Default Amount on Acceleration
     If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
     For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment
     Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
     As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
     The calculation agent in its sole discretion will make all determinations regarding the initial weighted value of each basket component, the final basket level, the basket return, the closing levels of the basket components, the final foreign exchange rate, market disruption events, currency disruption events, trading days, business days, extension of the determination date or stated maturity date, the default amount and the payment amount on your notes to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
     Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
     When we refer to a business day with respect to your notes, we mean a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.
Trading Day
     When we refer to a trading day with respect to an index the underliers of which are stocks or equity securities, we mean a day on which (i) the respective principal securities markets for all of the index stocks that underlie such index are open for trading, (ii) the index sponsor for such index is open for business and (iii) such index is calculated and published by the applicable index sponsor. When we refer to a trading day with respect to the iShares® Fund, we mean a day on which (i) the New York Stock Exchange is open for trading and (ii) the closing price for one share of the iShares® Fund is published on the New York Stock Exchange.
Default Amount
     The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.
     During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
     Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above, If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.
     Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:
•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
     Any of the following will be a market disruption event with respect to any one of the four basket components:
•	a suspension, absence or material limitation of trading in basket component stocks or shares of the iShares® Fund constituting 20% or more, by weight, of the basket component on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	a suspension, absence or material limitation of trading in option or futures contracts relating to the basket component or to basket component stocks constituting 20% or more, by weight, of the basket component, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	basket component stocks constituting 20% or more, by weight, of the basket component, or option or futures contracts relating to the basket component or to basket component stocks constituting 20% or more, by weight, of the basket component, if available, do not trade on what were the respective primary markets for those basket component stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc.

and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
     The following events will not be market disruption events with respect to a basket component:
•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the basket components or to any basket component stock.
     For this purpose, an “absence of trading” in the primary securities market on which a basket component stock, or on which option or futures contracts relating to any of the basket components or a basket component stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket component stock or in option or futures contracts relating to any of the basket components or a basket component stock, if available, in the primary market for that stock or those contracts, by reason of:
•	a price change exceeding limits set by that market, or
•	an imbalance of orders relating to that basket component stock or those contracts, or
•	a disparity in bid and ask quotes relating to that basket component stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
     As is the case throughout this prospectus supplement, references to a basket component in this description of market disruption events includes the applicable basket component and any successor basket component as it may be modified, replaced or adjusted from time to time.
Currency Disruption Event
          A currency disruption event with respect to Japanese yen means the occurrence or continuance of any of the following, as determined by the calculation agent:
•	the failure by the central bank of the local jurisdiction (or any successor to the central bank of the local jurisdiction as the central and monetary authority of the local jurisdiction) to approve to the extent legally required or permit the exchange of local currency for U.S. dollars, or any other action of the dominant authority (including the promulgation, operation or enforcement of any law, act, decree, regulation, ordinance, order, policy or determination, or modification of, or change in the interpretation of any of the foregoing) or any event in the local jurisdiction that has the effect of preventing such exchange, the transfer of any U.S. dollars from accounts in the local jurisdiction to accounts outside of the local jurisdiction or the transfer of local currency between accounts in the local jurisdiction to a person that is a non- resident of the local jurisdiction by The Goldman Sachs Group, Inc. or any of its affiliates, or if U.S. dollars are unavailable in any legal exchange market for purchase with local currency settled through the banking system of the local jurisdiction in accordance with normal commercial practice; provided that any such failure, action, event or unavailability is not the result of the failure by The Goldman Sachs Group, Inc. or any of its affiliates to comply with all legal requirements of the local jurisdiction (unless such legal requirements are imposed after the trade date for your note) except if and when required by U.S law;
•	the failure of the government of the local jurisdiction, or any agency or subdivision thereof, to make timely payment in full of any principal, interest or other amounts due on any security issued by such entity;
•	a declared moratorium, waiver, deferral, repudiation or rescheduling of any security issued by the government of the local jurisdiction, or any agency or subdivision thereof, or the amendment or modification of the terms and conditions of the security issued by such entity in a way that in any such case has a material adverse effect on the holders of such security;

•	the existence of any restriction on the receipt within the local jurisdiction or the repatriation outside of the local jurisdiction of all or any portion of the principal, interest, capital gains or other proceeds of assets owned by foreign persons or entities in the local jurisdiction, including but not limited to any restriction imposed by the government of the local jurisdiction or any agency or subdivision thereof;

•	a declaration of a banking moratorium or any suspension of payments by banks in the local jurisdiction;

•	any expropriation, confiscation, requisition, nationalization or other action by any dominant authority that could deprive any party in the local jurisdiction, including The Goldman Sachs Group, Inc. or any of its affiliates which has an interest in the offered notes, of all or a substantial portion of its assets (including rights to receive payment) in the local jurisdiction; provided that such actions are not the result of the failure of The Goldman Sachs Group, Inc. or any of its affiliates to comply with all legal requirements of the local jurisdiction (unless such legal requirements are imposed after the trade date for your notes or constitute an expropriation in and of themselves) except if and when required by U.S. law; or

•	any war (whether or not declared), revolution, insurrection or hostile act that prevents the transfer of U.S. dollars outside of the local jurisdiction or lawfully converting local currency to U.S. dollars.
For purposes of determining the existence of a currency disruption event:
• “dominant authority” means at any time the government of the local jurisdiction or any political subdivision thereof or any other authority asserting governmental, military or political power of any kind in the local jurisdiction at such time, whether or not such authority is recognized as de facto or de jure government.
• “local currency” means with respect to Japan, the yen.
• “local jurisdiction” means with respect to the initial basket, Japan.

USE OF PROCEEDS AND HEDGING
     We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
     In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to the basket components and foreign currencies on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the basket components or basket component stocks or foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:
•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the basket components or some or all basket component stocks or foreign currencies,
•	may take or dispose of positions in the securities of the basket component stock issuers themselves,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on basket components designed to track the performance of the stock exchanges or other components of the equity markets, and/or
•	may take short positions in the basket component stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser and/or
•	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the Japanese yen.
     We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.
     In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket components, the basket component stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the basket components and foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the basket component stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the basket components or the foreign currencies, some or all of the basket component stocks or basket components designed to track the performance of the U.S. and Japanese stock exchanges or other components of the U.S. and Japanese equity markets.

     The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Basket Components Or The Basket Component Stocks May Impair The Value Of Your Notes” and “ — Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us” above for a discussion of these adverse effects.

THE BASKET COMPONENTS
     We have derived all information regarding each of the four basket components contained in this prospectus supplement from publicly available information, without independent verification. Each of the index sponsors and the sponsor of the iShares® Fund, respectively, owns the copyright and all rights to its applicable index or fund. None of the index sponsors has an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of any of the index sponsors discontinuing or modifying its applicable index, are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Basket Components” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated December 5, 2006, or the accompanying prospectus supplement, dated December 5, 2006.
S&P 500® Index
     The S&P 500® Index, or S&P 500®, includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The history of the S&P 500® dates back to 1923 when Standard & Poor’s introduced an index covering 233 companies. The S&P 500® Index, as it is known today, was introduced in 1957 when it was expanded to include 500 companies. Additional information is available on the following website: http://www.standardandpoors.com.
MSCI® EAFE Index
     The MSCI® EAFE Index is a stock index calculated, published and disseminated daily by MSCI®, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI® website and in real time on Bloomberg Financial Markets and Reuters Limited.
     The MSCI® EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.
     Index Calculation. The performance of the MSCI® EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI® indexes for the 21 selected countries (the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI® EAFE Index and the Component Country Indices” below.
     Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5:00 P.M. Central Europe Time. The U.S. dollar value of the MSCI® EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI® EAFE Index was launched on December 31, 1969 at an initial value of 100.
     Maintenance of the MSCI® EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI® EAFE Index, structural changes to the MSCI® EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI® EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.
     MSCI® may add additional Component Country Indices to the MSCI® EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the notes. Any such adjustments are made to the MSCI® EAFE Index so that the value of the MSCI® EAFE Index at the effective date of such change is the same as it was immediately prior to such change.
     Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI® EAFE Index.
     MSCI® classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.
     Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.
     The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI® EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.
     The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-

Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.
     Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the Component Country Indices is reflected in the MSCI® EAFE Index.
     Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:
     (i) Define the universe of listed securities within each country;
     (ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;
     (iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and
     (iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.
     To determine the free float of a security, MSCI® considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.
     MSCI® will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI® will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.
     Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.
     These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI®.
     The MSCI® EAFE Index is subject to Currency Exchange Risk. Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI® EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI® EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI® EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI® EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI® EAFE Index, and any negative currency impact on the MSCI® EAFE Index may significantly decrease the value of the notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI® EAFE Index, which is converted into U.S. dollars.
The iShares® MSCI Emerging Markets Index Fund
     The iShares® MSCI Emerging Markets Index Fund is issued by iShares®, Inc., a registered investment company. BGFA is the investment advisor to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.
     The iShares® Fund uses a representative sampling strategy to try to track the MSCI Emerging Markets IndexSM. In order to improve its portfolio liquidity and its ability to track the Index, the iShares® Fund may invest up to 10% of its assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index. BGFA will not charge portfolio management fees on that portion of the iShares® Fund’s assets invested in shares of other iShares Funds.
     For additional information regarding iShares®, Inc., BGFA, the iShares® MSCI Emerging Markets Index Fund and the risk factors attributable to the iShares® MSCI Emerging Markets Index Fund, please see the relevant portion of the Prospectus, dated January 1, 2006 (as revised March 8, 2006), filed as Definitive Materials on Form 497 with the SEC on March 8, 2006 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the iShares® MSCI Emerging Markets Index Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares® website at www.ishares.com.
Representative Sampling
     BGFA, as the investment advisor to the iShares® MSCI Emerging Markets Index Fund, employs a technique known as representative sampling to track the MSCI Emerging Markets Index SM. Representative sampling is a strategy in which a fund invests in a representative sample of stocks in its underlying index, which have a similar investment profile as the underlying index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics, and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling generally do not hold all of the stock that are included in the relevant underlying index.
Correlation
     The iShares® MSCI Emerging Markets Index Fund is an actual investment portfolio. The performance of the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets IndexSM will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® MSCI Emerging Markets Index Fund, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.
Industry Concentration Policy
     The iShares® MSCI Emerging Markets Index Fund will not concentrate its investments (i.e., hold 25% or more of its total assets). In a particular industry or group of industries, except that the iShares® MSCI Emerging Markets Index Fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets IndexSM is so concentrated.
TOPIX® Index
     The TOPIX® Index, also known as the Tokyo Price Index, is a capitalization weighted index of all the companies listed on the First Section of the Tokyo Stock Exchange, Inc.

(TSE). Domestic stocks admitted to the TSE are assigned either to the First Section or the Second Section. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. The index is supplemented by the subbasket components of the 33 industry sectors and developed with a base index value of 100 as of January 4, 1968. The index calculation excludes temporary issues and preferred stocks. Additional information about the index is available on the following website: http://www.tse.or.jp/english/topix/topix/index.html
Historical Closing Levels of the Basket Components
     The respective closing levels of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any of the basket components during any period shown below is not an indication that the basket components are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the basket components as an indication of future performance. We cannot give you any assurance that the future performance of the basket components or the basket component stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the basket components.
     Before investing in the offered notes, you should consult publicly available news sources to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual initial basket level, which will serve as the baseline for determining the basket return may differ substantially from the basket level on the date of this prospectus supplement (and may also differ from the level on the trade date). The actual performance of the basket components over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below.
     The tables below show the high, low and final closing levels of each index for each of the four calendar quarters in 2005, 2006 and the first two calendar quarters of 2007, through June 8, 2007. We obtained the closing levels listed in the three tables below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2005
Quarter ended March 31	1225.31	1163.75	1180.59
Quarter ended June 30	1216.96	1137.50	1191.33
Quarter ended September 30	1245.04	1194.44	1228.81
Quarter ended December 31	1272.74	1176.84	1248.29
2006
Quarter ended March 31	1307.25	1248.29	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ending June 30 (through June 8, 2007)	1539.18	1424.55	1507.67
Closing level of the index on June 8, 2007			1507.67

Quarterly High, Low and Closing Levels of the MSCI® EAFE Index

	High	Low	Close
2005
Quarter ended March 31	1568.18	1462.16	1503.85
Quarter ended June 30	1518.07	1439.66	1473.72
Quarter ended September 30	1618.84	1450.18	1618.84
Quarter ended December 31	1696.07	1533.92	1680.13
2006
Quarter ended March 31	1841.74	1684.06	1827.65
Quarter ended June 30	1980.26	1681.70	1822.88
Quarter ended September 30	1914.88	1708.45	1885.26
Quarter ended December 31	2074.48	1890.59	2074.48
2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ending June 30 (through June 8, 2007)	2285.36	2152.13	2209.63
Closing level of the index on June 8, 2007			2209.63
Quarterly High, Low and Closing Levels of the iShares® Fund

	High	Low	Close
2005
Quarter ended March 31	73.95	63.633	67.60
Quarter ended June 30	73.11	65.10	71.60
Quarter ended September 30	85.02	71.83	84.88
Quarter ended December 31	89.50	75.15	88.25
2006
Quarter ended March 31	100.78	88.25	99.00
Quarter ended June 30	111.10	81.95	93.90
Quarter ended September 30	99.30	87.60	96.77
Quarter ended December 31	114.60	95.30	114.17
2007
Quarter ended March 31	118.63	105.29	116.50
Quarter ending June 30 (through June 8, 2007)	130.13	116.50	126.10
Closing level of the fund on June 8, 2007			126.10
Quarterly High, Low and Closing Levels of the TOPIX® Index

	High	Low	Close
2005
Quarter ended March 31	1203.26	1132.18	1182.18
Quarter ended June 30	1201.30	1109.19	1177.20
Quarter ended September 30	1428.13	1177.61	1412.28
Quarter ended December 31	1663.75	1371.37	1649.76
2006
Quarter ended March 31	1728.16	1572.11	1728.16
Quarter ended June 30	1783.72	1458.30	1586.96
Quarter ended September 30	1651.35	1475.28	1610.73
Quarter ended December 31	1681.07	1532.95	1681.07
2007
Quarter ended March 31	1816.97	1656.72	1713.61
Quarter ending June 30 (through June 8, 2007)	1779.72	1682.49	1756.16
Closing level of the index on June 8, 2007			1756.16

License Agreements
     We or Goldman Sachs & Co., have entered or expect to enter into non-exclusive license agreements with each of the sponsors of the S&P 500® Index, the MSCI® EAFE Index, the iShares® MSCI Emerging Markets Index Fund and the TOPIX® Index whereby we and our affiliates, in exchange for a fee, will be permitted to use the basket components in connection with the offer and sale of the offered notes. We are not affiliated with any of the index sponsors; the only relationship between any of the index sponsors and us is the licensing of the use of such index and trademarks relating to such index.
     Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the basket components or any successor basket components.
License Agreement for the S&P 500® Index
     Standard & Poor’s and Goldman, Sachs & Co. have entered into a nontransferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.
     The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor’s only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor’s and of the use of the index which is determined, composed and calculated by Standard & Poor’s without regard to Goldman Sachs or the offered notes. Standard & Poor’s has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the offered notes.
     STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
     All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor’s. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.
License Agreement for the MSCI® EAFE Index
     We expect to enter into a non-exclusive license agreement with Morgan Stanley Capital International Inc. (“MSCI®”), whereby The Goldman Sachs Group, Inc., in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the notes. We are not affiliated with MSCI® and the only relationship between MSCI® and The Goldman Sachs Group, Inc. is the licensing of the use of the index and trademarks relating to the index.
     The MSCI® indexes are the exclusive property of MSCI®. MSCI® and the MSCI® index names are service mark(s) of MSCI® or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI®, and MSCI® bears no liability with respect to any such notes. This prospectus supplement contains a more detailed description of the limited relationship MSCI® has with The Goldman Sachs Group, Inc. and any related notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI® trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI® to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI® without the prior written permission of MSCI®.
     THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI® OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX. THE MSCI® INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI®. MSCI® AND THE MSCI® INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI® OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI® INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI® WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI® INDEXES. NEITHER MSCI®, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI® INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.
     ALTHOUGH MSCI® SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI® INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI® INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE

NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI® INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI® INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI®, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
     No purchaser, seller or holder of the offered notes, or any other person or entity, should use or refer to any MSCI® trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI® to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI® without the prior written permission of MSCI®.
     All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI®. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.
License Agreement for the TOPIX® Index
     We, or Goldman, Sachs & Co., expect to enter into non-exclusive license agreements with TSE, whereby we, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with TSE; the only relationship between TSE and us is the licensing of the use of the index and trademarks relating to the index.
     Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index.
     TSE is under no obligation to continue the calculation and dissemination of the index. The offered notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this prospectus supplement that TSE makes any representation or warranty, implied or express, to The Goldman Sachs Group, Inc., any holder of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes in particular or the ability of the index to track general stock market performance.
     TSE determines, composes and calculates the index without regard to your notes. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in your notes in determining, composing or calculating the index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of your notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of your notes payable at the stated maturity date. TSE has no obligation or liability in connection with the administration, marketing or trading of your notes.
     Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any initial index level or final index level or any amount payable upon maturity of the offered notes.
     THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS RELATING TO THE TOPIX® INDEX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX® INDEX VALUE AND RELATING TO THE TOPIX TRADEMARKS.
     THE TOKYO STOCK EXCHANGE, INC. SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX® INDEX VALUE OR TO CHANGE THE TOPIX TRADEMARKS OR CEASE THE USE THEREOF.
     THE TOKYO STOCK EXCHANGE, INC. MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS OR AS TO THE FIGURE AT WHICH THE TOPIX® INDEX VALUE STANDS ON ANY PARTICULAR DAY.
     THE TOKYO STOCK EXCHANGE, INC. GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TOPIX® INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX® INDEX VALUE.
     THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.
     THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR AN ADVISE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.
     THE TOKYO STOCK EXCHANGE, INC. NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX® INDEX VALUE.
     INCLUDING BUT NOT LIMITED TO THE FOREGOING, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE NOTES.
     All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by TSE. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
     The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders.
     The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns notes as a hedge or that is hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.
     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
     You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
UNITED STATES HOLDERS
     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:
•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source; or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
     If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.
     Although the applicable United States Treasury regulations do not directly address notes such as your notes, your notes should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.
     You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Treasury

Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.
     The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.
     If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes. The issue price of your notes will be the first price at which a substantial amount of the offered notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described below even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price. You can obtain the issue price of the notes by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000.
     If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.
     Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.
     You will recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.
     Any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.
UNITED STATES ALIEN HOLDERS
     If you are a United States alien holder, please see the discussion under “United States Taxation— Taxation of Debt Securities— United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:
•	a nonresident alien individual;
•	a foreign corporation;
•	a foreign partnership; or
•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from notes.
BACKUP WITHHOLDING AND INFORMATION REPORTING
     Please see the discussion under “United States Taxation— Taxation of Debt Securities— Backup Withholding and Information Reporting” in the accompanying offering prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
     The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
     The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
     We expect to deliver the notes against payment therefor in New York, New York on      , 2007, which is the            scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in            business days (T + ), to specify alternative settlement arrangements to prevent a failed settlement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-2
Q&A	S-4
Hypothetical Examples	S-6
Additional Risk Factors Specific To Your Notes	S-11
Specific Terms of Your Notes	S-19
Use Of Proceeds and Hedging	S-28
The Basket Components	S-29
Supplemental Discussion Of Federal Income Tax Consequences	S-39
Employee Retirement Income Security Act	S-42
Supplemental Plan Of Distribution	S-43

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140
$
The Goldman Sachs
Group, Inc.
Basket Linked Notes
due      , 2008
(Linked to a Basket of the S&P 500® Index, the
MSCI® EAFE Index, the iShares® MSCI Emerging
Markets Index Fund and the TOPIX® Index)
Medium-Term Notes, Series B

Goldman, Sachs & Co.